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                                                                       EXHIBIT 2

                                  [Letterhead]



May 30, 2000

First Penn-Pacific Life Insurance Company
10 N. Martingale Road
Schaumburg, Illinois 60173

         RE:      FIRST PENN-PACIFIC LIFE INSURANCE COMPANY
                  FIRST PENN-PACIFIC VARIABLE LIFE INSURANCE SEPARATE ACCOUNT REGISTRATION STATEMENT ON FORM S-6 (FILE NO. 333-31116)

Dear Sirs:

     This opinion is furnished in connection with the filing of a Registration Statement on Form S-6 ("Registration Statement") by First Penn-Pacific Variable Life Insurance Separate Account ("Separate Account"). The Registration Statement covers an indefinite amount of interests under the variable portion of Flexible Premium Variable Life Insurance Policies ("Policies") offered by First Penn-Pacific Life Insurance Company ("First Penn-Pacific"). Premiums paid under the Policies may be allocated by First Penn-Pacific to the Separate Account in accordance with the owners' direction with reserves established by First Penn-Pacific to support such Policies.

     The Policies are designed to provide life insurance protection and, when issued with certain riders, long-term care benefits, and are to be offered in a manner described in the Prospectus, which is included in the Registration Statement.

     The Policies will be sold only in jurisdictions authorizing such sales.

     I have examined all such corporate records of First Penn-Pacific and such other documents and laws as I consider appropriate as a basis for this opinion. On the basis of such examination, it is my opinion that:

1. First Penn-Pacific is a corporation duly organized and validly existing under the laws of the State of Indiana.

2. The Separate Account is an account established and maintained by First Penn-Pacific pursuant to the laws of the State of Indiana, under which income, gains and losses, whether or not realized, from assets allocated to the Separate Account, are, in accordance with the Policies, credited to or charged against the Separate Account without regard to other income, gains or losses of First Penn-Pacific.


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3.   Assets allocated to the Separate Account will be owned by First
     Penn-Pacific. The Policies provide that the portion of the assets of the Separate Account equal to the reserves and other Policy liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business First Penn-Pacific may conduct.

4. When issued and sold as described above, the Policies will be duly authorized and will constitute validly issued and binding obligations of First Penn-Pacific in accordance with their terms.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,


                              /s/ Marcia L. DuMond
                              Marcia L. DuMond
                              Vice President and General Counsel